AMENDED AND RESTATED EMPLOYMENT AGREEMENT


      This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of September 1997, by and between SERAGEN, Inc., a Delaware corporation with its principal place of business at 97 South Street, Hopkinton, Massachusetts 01748 (the "Company"), and Jean C. Nichols, Ph.D., an individual residing at 15 Astra, Wayland, Massachusetts 01778 (the "Executive").

      WHEREAS, the Executive is currently employed by the Company as its President and Chief Technology Officer pursuant to an Employment Agreement dated November 6, 1996, as amended by amendments or waivers dated December 18, 1996, January 6, 1997, January 31, 1997, and May 30, 1997 (as so amended, the "Old Agreement"); and

      WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, on the terms and conditions contained in this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

      1. Term of Agreement. This Agreement shall commence on the date hereof (the "Effective Date") and shall continue thereafter, unless sooner terminated pursuant to Section 4, until November 6, 1999 (the "Term").

      2. Title; Capacity. The Executive shall serve as President, Chief Technology Officer and a director of the Company, based at the Company's headquarters in Hopkinton, Massachusetts, or such place or places in the continental United States as the Chief Executive Officer shall determine. The Executive shall be subject to the supervision of the Chief Executive Officer. The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to her consistent with the Executive's position. The Company shall use its best efforts to solicit and encourage shareholders of the Company to appoint and elect the Executive to the board of directors of the Company during the term of her employment, and the Executive agrees to serve as a director of the Company without additional compensation. The Executive agrees to devote her entire business time, attention and energies to the business and interests of the Company during the term.

      3.   Compensation and Benefits.
         3.1 Salary. The Company shall pay the Executive, in accordance with its normal payroll practices, an annual base salary of $225,000 ("Base Salary").

         3.2 Fringe Benefits. The Executive shall be entitled, at the Company's expense, to participate in all bonus and benefit programs, if any, that the Company establishes and makes available to its employees to the extent that the Executive's position, tenure, salary, age, health and other qualifications make her eligible to participate. The Executive shall be entitled to four (4) weeks paid vacation per year in addition to other paid holidays provided to all other Company executives. The Executive shall also be entitled to health insurance for herself and her family, life insurance and appropriate disability insurance coverage for an executive of her position and salary level. The Company will pay for membership in appropriate professional organizations as reasonably required.

         3.3 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of her duties, responsibilities, or services under this Agreement, upon presentation by the Executive of appropriate documentation, expense statements, vouchers and/or such other supporting information in such form as the Company may reasonably request.

         3.4 Severance. Upon the termination of Executive's employment for any reason, or within 30 days after Executive's death or disability, as applicable, the Company shall pay Executive for any unused accrued vacation time together with all salary and other benefits accrued through the date of termination. After the Company or Executive has given to the other party a notice of termination (other than a termination for Just Cause), the Company may request in writing that Executive vacate her office within 3 business days; in that event, Executive shall vacate her office within the 3-day period and shall not be obligated to perform any additional services thereafter, although in this event, Executive will not be deemed "terminated" until the expiration of the notice period. If (a) Executive shall voluntarily terminate her employment for Good Reason or (b) Executive's employment hereunder is terminated (1) as a result of Executive's death or disability or (2) by the Company without Just Cause, the Company shall provide Executive with the following severance benefits:

         (i) upon the date of termination, or within 30 days after Executive's death or disability, as applicable, the Company shall pay Executive as termination and severance pay in a lump sum an amount equal to one year's salary based on her then salary rate; and

         (ii) the Company will continue to provide Executive and her family without cost or charge of any nature other than applicable deductibles or co-payments with the same medical and dental insurance coverage provided to them prior to Executive's termination, death or disability for the maximum period provided with respect to group health plan benefits subject to "COBRA" continuation coverage requirements (provided all applicable deductible and co-payments amounts shall apply).

         3.5 Stock Options. On or before September 30, 1997, the Company shall grant the Executive stock options under the Seragen, Inc. 1992 Long Term Incentive Plan (the "Plan") to purchase a number of shares of the Company's common stock, par value $0.01 per share ("Common Stock"), equal to 2.75% of the outstanding Common Stock on the date of grant, measured on a fully diluted basis, taking into account all options, warrants, conversion rights and other rights issued by the Company to acquire equity securities issued prior to the actual date of grant and based upon the exercise or conversion price that would apply if such options, warrants, conversion rights, and other rights were exercised or converted on the grant date. For purposes of the provisions of this Section 3.5, stock options granted to the Executive pursuant to
Section 3.6 of the Old Agreement through the date hereof and stock options to purchase 54,000 shares of Common Stock previously granted by the Company to the Executive listed on Schedule I hereto shall be deemed to be in partial fulfillment of, and not in addition to, the Company's obligations hereunder. To the extent permitted by federal income tax law, options issued under the Plan to the Executive shall be "incentive stock options." Stock options issued after the Effective Date pursuant to the provisions of this Section 3.5 ("New Stock Options") shall be evidenced by an Incentive Stock Option Agreement and, if required, a Non-Qualified Stock Option Agreement substantially in the form of Exhibits A and B to this Agreement (the "Stock Option Agreements"), except as expressly provided otherwise herein. The exercise price per share of Common Stock for New Stock Options shall be the Fair Market Value as defined in the Plan as of the date of grant. Both Stock Option Agreements shall provide that (i) the options issued thereunder shall vest, i.e., become exercisable, in monthly installments of 2.7778% commencing as of November 6, 1996 (the "Old Agreement Effective Date") and on the first day of each calendar month thereafter so that the Executive shall be fully (100%) vested on the first day of the month immediately before the third anniversary of the Old Agreement Effective Date; (ii) upon a Change in Ownership (as hereinafter defined), in place of the vesting schedule provided in clause "i" above the options shall vest retroactively 25% as of the Old Agreement Effective Date and an additional 2.0833% as of the first day of each calendar month thereafter so that the Executive shall be fully (100%) vested on the first day of the month in which falls the third anniversary of the Old Agreement Effective Date; (iii) upon the termination by the Company of the Executive's employment without Just Cause or the Executive's termination for Good Reason (as those terms are defined in Section 4), in place of the vesting schedules provided in clauses "i" and "ii" above, the options shall vest retroactively 25% as of the Old Agreement Effective Date and at the accelerated rate of an additional 3.125% on the first day of each calendar month thereafter so that the Executive shall be fully (100%) vested on the first day of the month in which falls the second anniversary of the Old Agreement Effective Date; (iv) options issued shall, to the extent vested, be fully exercisable until the tenth (10th) anniversary of December 18, 1996 (the "Effective Option Date"); (v) the options shall be exercisable in accordance with the terms of the Plan, including the right to pay the option exercise price in whole or in part by surrendering shares of Common Stock held by the Executive for at least six months prior to the exercise date with an aggregate fair market value equal to the option exercise price or in accordance with a cashless exercise program established with a securities brokerage firm and approved by the Company, and shall provide that stock certificates shall be issued outright and free of escrow no later than five (5) business days after the date of exercise; (vi) stock certificates issued pursuant to the exercise of an option shall not include any legends or be subject to any transfer restrictions, except for restrictions required by Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (vii) the Company shall not terminate any option issued to the Executive upon a "Change in Control" (as defined in the Plan) without the Executive's prior written approval;
(viii) in the event that the Company grants options or other equity interests to management, employees, directors or consultants or the Company sells shares of its Common Stock or any equity securities or securities convertible or exchangeable into any equity securities of the Company, as part of a plan or series of plans of financing, or the number of shares of Common Stock outstanding on a fully diluted basis increases as a result of a change in the conversion ratio of any class of securities convertible or exchangeable into any equity securities of the Company (each, a "Dilution Event"), the Company shall grant the Executive additional stock options under the Plan covering that number of shares of Common Stock necessary to cause the Executive's proportionate holdings of the outstanding Common Stock, on a fully diluted basis, as of the last day of the calendar quarter in which the Dilution Event occurs, to equal her proportionate holdings of the outstanding Common Stock, on a fully diluted basis, immediately prior to the Dilution Event, or 2.75% of the Common Stock on a fully diluted basis, whichever is higher; provided that the Executive's right to receive additional stock options under this subsection 3.5(viii) will terminate with respect to Dilution Events which occur after the Company has received cumulative proceeds (since the Old Agreement Effective Date) of at least Twenty Million Dollars ($20,000,000) of cash proceeds from one or more Target Equity Financings and the Executive has received all additional stock options with respect to Dilution Events which occur prior to or in connection with the receipt by the Company of such cumulative proceeds; (ix) all additional stock options shall be granted on the last day of each calendar quarter during which such grant or sale of options, shares or other equity interests is completed, based on the number of shares of Common Stock outstanding on a fully diluted basis on the last day of such calendar quarter, except that in the case of any Target Equity Financing from which the Company receives proceeds of at least Ten Million Dollars ($10,000,000), the additional stock options will be granted immediately upon the consummation of such Target Equity Financing, and each such additional stock option shall have an exercise price equal to the Fair Market Value per share of Common Stock on the date of its grant, and shall otherwise be subject to the same terms and conditions, and shall vest and remain exercisable on the same terms as though it were granted on the Effective Option Date; (x) each option shall include all other rights and benefits under the Plan, including
Section 11 of the Plan (regarding accelerated vesting on Change in Control); and (xi) the Company shall on or before December 31, 1997, at its own expense register under the Securities Act of 1933, as amended, all shares issued or to be issued pursuant to the exercise of the stock options on Form S-8, the obligation to maintain such registration to continue following the Executive's termination of employment. The Executive agrees that, if requested by an underwriter of the Company's securities, the Executive will comply with any reasonable customary lock-up periods in connection with the Company's offering of securities provided that all other executive officers and directors of the Company also must comply with such restrictions and provided that no such lock-up period shall exceed 180 days. The Plan shall be amended as necessary to provide or permit the issuance of the options described in this Section
3.5. All additional stock options shall have the same terms and conditions, and shall vest as though they were granted on the same date, as the options issued pursuant to this Section. For purposes of determining the outstanding Common Stock on a fully diluted basis, all shares of Common Stock issuable upon exercise of options outstanding under the Plan or any other stock option plan (including the options granted to the Executive pursuant to this Agreement) and all shares of Common Stock issuable on exercise of all other outstanding options, warrants, conversion rights or other rights issued by the Company to acquire equity securities shall be deemed to be outstanding.

        The Board shall in good faith take all necessary action to effect the terms of this Agreement and to register the underlying shares of Common Stock under applicable securities laws as provided herein.

      For purposes of this Agreement, the following terms shall be defined as set forth below:

      A "Change in Control" of the Company shall have the same meaning as provided by Section 11(b) of the Seragen, Inc. 1992 Long Term Incentive Plan as amended through the date hereof.

      A "Change in Ownership" of the Company shall mean (i) the acquisition by any "person" or group of "persons" (as defined in Section 13(d)(3) of the Exchange Act, whether by way of merger, sale of assets, stock purchase, tender offer or otherwise, of (A) all or substantially all of the equity securities of the Company or (B) all or substantially all of the operating assets of the Company, or (ii) the sale or out-licensing of the majority (in value) of the Company's technology assets. However, the sale of the Company's manufacturing and clinical operations facilities to Boston University or Boston University's designated affiliate pursuant to the Asset Purchase Agreement dated as of February 14, 1997 between the Company and Boston University shall not constitute a "Change in Ownership."

      "Fully Diluted Basis" shall mean that all shares of Common Stock issuable upon exercise of options outstanding under the Plan or any other stock option plan (including the Options and Dilution Options granted to Executive pursuant to this Agreement) and all shares of Common Stock issuable on exercise of all other outstanding options, warrants, conversion rights or other rights issued by the Company to acquire equity securities shall be deemed to be outstanding.

      "Target Equity Financing" shall mean the sale or issuance of stock of the Company or of debt securities of the Company with conversion rights, other than (i) stock or debt securities sold or issued to a shareholder and/or affiliated investment entities who as of the Old Agreement Effective Date collectively owned at least 1% of the Common Stock as measured on a fully diluted basis; or (ii) stock issued as a result of the exercise of options presently outstanding or issued pursuant to the Plan.

         3.6 Asset Value Realization Fee. The Company and its shareholders presently intend to develop the business of the Company over the long term through the efforts of Executive and the other Company employees, which is intended to result in a substantial increase in the value of the Common Stock and of the options issued to Executive under Section 3.5 above. If, however, there is a Change in Ownership of the Company (as defined in Section 3.5), then the Company shall pay Executive a bonus (the "Asset Value Realization Bonus") equal to 2.75% of the "Net Proceeds" for any acquisition that is part of the Change in Ownership "Effected" during Executive's employment or at any time before the first anniversary of the termination of Executive's employment, which amount shall be reduced (but not below zero) by the "Option Stock Gain" recognized by Executive as a result of the sale by her of Common Stock acquired as a result of exercise of stock options granted to her in fulfillment of the Company's obligations under Section 3.5 above. Except as provided by Section 3.7 below, the Company shall pay the Asset Value Realization Bonus, or any increase in the Asset Value Realization Bonus, on or before the closing of any acquisition that is part of a Change in Ownership. If any part of the Net Proceeds is payable after closing (the "Deferred Payments"), however, then the Company may defer the payment of the part of the Asset Value Realization Bonus allocable to the Deferred Payments until receipt of the Deferred Payments, provided the payor of the Deferred Payments has agreed in writing to pay directly to Executive the Asset Value Realization Bonus allocable to the Deferred Payments as and when such Deferred Payments are made to the Company or its shareholders. "Net Proceeds" shall mean the total cash plus any property received directly or indirectly by the Company or its shareholders in kind with respect to all acquisitions constituting the Change in Ownership, reduced by all investment banking fees, brokerage fees, appraisal fees, and other professional expenses directly attributable to the acquisitions. A transaction shall be "Effected" by a certain date if it is consummated by that date or is the subject matter of an agreement or memorandum of intent executed by that date and subsequently consummated. "Option Stock Gain" shall mean the difference between the net proceeds from Executive's sale of Common Stock and the net cost to Executive to exercise the options for such stock on the assumption that Executive has, in fact, exercised all vested options and sold all Common Stock received on such exercise as of the date of the Change in Ownership; Executive shall for this purpose be deemed to have sold all Common Stock (i) that she owns at the time of the Change in Ownership or could then own if she exercised all vested options, (ii) that she is permitted to sell, and (iii) in the event of a merger or sale of securities, for which she has received an offer to purchase, and is permitted to sell, on the same terms and conditions as those of the transactions that constitute the Change in Ownership.

         3.7 Continuing Employment With Purchaser. The Company and Executive recognize that Executive's willingness to work for a potential purchaser of the Company's business may be an important factor in a sale of the business. Consequently, to assure a potential purchaser that Executive will be available to continue employment for up to six months after closing the sale of the Company's business, Executive agrees that the Company may defer the payment of 75% of her Asset Value Realization Bonus for up to six months after such closing on the following terms of this Section 3.7. If a person or group of persons (individually and collectively, including any affiliate, the "Purchaser") acquires property that results in a Change in Ownership, Executive is employed by the Company on the date of closing of the acquisition resulting in a Change in Ownership (the "Closing"), and on or before the Closing the Purchaser makes a "Bona Fide Employment Offer" (as defined below) to Executive, then the Company shall pay to Executive her Asset Value Realization Bonus (i) 25% on Closing, (ii) 25% two months after Closing,
(iii) 25% four months after Closing, and (iv) 25% six months after Closing.
It shall be a condition to the obligation of the Company to make each of the aforesaid partial payments of the Asset Value Realization Bonus that on the date such payment is due Executive has accepted the Bona Fide Employment Offer and is currently employed by the Company or the Purchaser. The Company shall immediately pay Executive the balance of her Asset Value Realization Bonus upon Executive's termination of employment with the Purchaser for Good Reason or the Purchaser's termination of Executive's employment without Just Cause. In the event that Executive's Asset Value Realization Bonus is to be paid on the schedule set forth in the third sentence of this Section 3.7, on or before Closing, the Company shall open with a national banking association (the "Escrow Agent"), to be mutually agreed upon by the Company, the Purchaser, and Executive, an escrow account (the "Escrow Account") into which it shall deposit 75% of the Asset Value Realization Bonus. With respect to any cash portion of the Asset Value Realization Bonus, the agreement with the Escrow Agent (the "Escrow Agreement") shall provide that the Escrow Agent invest that portion in United States Treasury Bills, other securities issued by the United States government, or both, as the Escrow Agent may from time to time determine. With respect to any non-cash portion of the Asset Value Realization Bonus, the Escrow Agreement shall provide that the Escrow Agent hold that property and not dispose of that property except through a transfer to Executive, the Company, or the Purchaser as provided for in this Section
3.7. The Escrow Agreement shall provide that (a) the Escrow Agent shall release assets held in the Escrow Account to Executive in accordance with the payment schedule set forth in this Section 3.7 unless prior to any specified payment date the Escrow Agent has received notice from the Company or the Purchaser that Executive's employment has been terminated for "Just Cause" or without "Good Reason;" (b) in the event that Executive provides notice to the Escrow Agent that Executive's employment has been terminated without "Just Cause" or for "Good Reason," the Escrow Agent shall, on the tenth day (or, if such day is not a business day, the next business day) following its receipt of such notice, if it has not then received notice from the Company or the Purchaser disputing Executive's notice, pay and deliver to Executive all assets then remaining in the Escrow Account; and (c) in the event that the Company or the Purchaser provides notice to the Escrow Agent that Executive's employment has been terminated for "Just Cause" or without "Good Reason," the Escrow Agent shall, on the tenth day (or, if such day is not a business day, the next business day) following its receipt of such notice, if it has not then received notice from Executive disputing the notice of the Company or the Purchaser, as the case may be, pay and deliver to the Company all assets then remaining in the Escrow Account. The Escrow Agreement shall provide that a copy of any notice to the Escrow Agent given by Executive, on one hand, or the Company or the Purchaser, on the other, shall be delivered by the Escrow Agent to the other party promptly upon receipt; the Escrow Agreement shall provide that the Escrow Agent provide actual notice to Executive of any notice by the Company or the Purchaser under this Section 3.7. The Escrow Agreement shall terminate eight months after closing, and, unless assets in the Escrow Account are then otherwise distributable pursuant to the provisions of this Section 3.7, all assets then remaining in the Escrow Account shall be distributed by the Escrow Agent to Executive. The parties to this Agreement agree to negotiate in good faith for the purpose of the finalization, execution, and delivery of an Escrow Agreement as contemplated in this Section 3.7.

      For the purposes of this Section 3.7, "Bona Fide Employment Offer" shall mean a written offer from the Purchaser to employ Executive (i) on terms at least as favorable to Executive as provided by this Agreement excluding consideration of Sections 3.5, 3.6 and this 3.7, (ii) with duties and responsibilities commensurate with Executive's education, skills and abilities, and (iii) a commitment to reimburse Executive within 10 days of receipt of reasonable substantiation all reasonable costs incurred by her for at least six months following Closing in connection with (a) maintaining a temporary residence or living facility at any place of business to which the Purchaser requires Executive to relocate in order to carry out her duties and responsibilities under this Agreement and (b) weekly travel between such residence and the location of her family residence located in Wayland, Massachusetts, plus any federal, state or local income or payroll taxes incurred by Executive with respect to all such reimbursement payments, including these tax reimbursement payments, so that Executive shall be made whole on an after-tax basis. For the purposes of this Section 3.7, the terms "Just Cause" and "Good Reason" shall have the same meaning as provided in Sections 4.1 and 4.5, respectively, except that: (i) any references to the Company shall be deemed to include the Purchaser that makes the Bona Fide Employment Offer, (ii) a Change in Control or a Change in Ownership does not constitute Good Reason, and (iii) the termination of Executive's employment as a result of death or disability, or by agreement between Executive and the Purchaser, constitutes Good Reason.

      In the event that Executive dies, her estate shall be entitled to any payments to which Executive would be entitled under this Section 3.7.

      4. Employment Termination. Section 1 of this Agreement notwithstanding, the employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

         4.1 Just Cause. At the election of the Company, for Just Cause, immediately upon written notice by the Company to the Executive. For the purposes of this Section 4.1, "Just Cause" shall mean (a) the commission by the Executive of a willful act of material fraud in the performance of her duties on behalf of the Company; (b) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; or (c) the breach by the Executive of any material term of this Agreement or the continuing willful failure of the Executive to perform her material duties to the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to cure such breach or failure are given to the Executive by the Board of Directors or the Chief Executive Officer of the Company, provided that no notice shall be due for any act described in subparagraphs (a) and (b).

      For purposes of this Paragraph 4.1, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in the best interests of the Company.

         4.2 Death or Disability. Thirty days after the death or total disability of the Executive. As used in this Agreement, the term "total disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 consecutive days or 150 days in the aggregate, during any 360-day period to perform the services contemplated under this Agreement. A determination of total disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

         4.3 Without Just Cause. Upon notice of termination given at the election of the Company without Just Cause, which shall include a Change in Ownership of the Company or a Change in Control of the Company, provided that the Executive shall be entitled to the severance payment provided in Section
3.4 in such event.

         4.4 Termination by the Executive. The Executive may terminate her employment hereunder at any time upon not less than thirty (30) days' prior written notice.

         4.5 Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

            (i) the Company shall have materially breached its obligations under this Agreement, and such breach is not cured within twenty (20) days of the Executive's sending a written notice of such breach;

            (ii)   the Company shall have incurred a Change in Ownership;

            (iii) the Company shall have incurred a Change in Control;

            (iv) the Executive shall at any time during her employment and more than 30 days after the Effective Date not be a member of the Board of Directors of the Company or the President of the Company, unless the Executive shall have resigned from or failed to accept such position(s); or

            (v) the Company shall have acted in bad faith to cause the Executive to resign from the Company.

      Good Reason shall not arise in any situation in which the Executive shall have given prior written consent to the act or failure to act of the Company.

      5. Survival. The provisions of Sections 3.4, 4, 6 and 7 shall survive the termination of this Agreement.

      6.   Non-Compete.

         6.1 During her employment and for a period of one (1) year after the termination or expiration thereof, the Executive will not directly or indirectly;

            (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products competitive with the products, and using technologies which are utilized in the products, developed or being developed, produced, marketed or sold by the Company while the Executive was employed by the Company;

            (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company, or

            (iii) solicit, divert or take away, or attempt to divert or take away, the business of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Company during the last 24 months of the employment of the Executive.

         6.2 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

         6.3 The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

      7.   Proprietary Information and Developments.

         7.1   Proprietary Information.

            (a) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, and financial data of the Company, whether or not generated during normal working hours or on the premises of the Company. Proprietary Information shall not include any information that (i) is generally known within the industry before the date of this Agreement or becomes common knowledge within the industry thereafter, (ii) is disclosed to the Executive by a third party which did not obtain the information, directly or indirectly, under an obligation of confidence to the Company, or (iii) the Executive is required to disclose by enforceable legal process.

         (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material concerning Proprietary Information, whether created by the Executive or others, which shall come into her custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of her duties for the Company.

         (c) The Executive agrees that her obligations not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

      7.2   Developments.

         (a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under her direction or jointly with others during her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

         (b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

         (c) The Executive agrees to cooperate fully with the Company at the Company's expense, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any of the Developments.

         7.3 Other Agreements. The Executive hereby represents that she is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that her performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement with any previous employer or other party to keep in confidence proprietary information, knowledge or data acquired by her in confidence or in trust prior to her employment with the Company.

      8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

      9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms or nouns and pronouns shall include the plural, or vice versa.

      10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes as of the Effective Date all prior agreements and understandings, whether written or oral and including, without limitation, the Old Agreement, relating to the subject matter of this Agreement.

      11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

      12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

      13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by her.

      14. Legal Fees. The Company shall pay the Executive's reasonable legal fees incurred with respect to the negotiation and preparation of this Agreement.

      15.   Miscellaneous.

         15.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in the instance and shall not be construed as a bar or waiver of any right on any other occasion.

         15.2 Captions. The captions of the sections of this Agreement are for convenience and reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         15.3 Severance. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

      IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and year set forth above.





                          SERAGEN, INC.



                          By: /s/ Reed R. Prior
                              ---------------------------
                               Reed R. Prior
                               Chairman of the Board and
                               Chief Executive Officer

                          EXECUTIVE


                             /s/ Jean C. Nichols
                             -------------------------------
                             Jean C. Nichols, Ph.D